Consent of Independent Registered Public Accounting Firm

      We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report, dated December 15, 2004, relating to the financial statements and financial statement schedule of Take-Two Interactive Software, Inc., which appears in Take-Two Interactive Software, Inc.'s Annual Report on Form 10-K for the year ended October 31, 2004.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 20, 2004